Exhibit 3.2

Nancy Landry SECRETARY OF STATE	State of Louisiana Secretary of State	COMMERCIAL DIVISION 225.925.4704

10/30/2024		Administrative Services 225.932.5317 Fax Corporations 225.932.5314 Fax Uniform Commercial Code 225.932.5318 Fax

ONLINE FILING

DAYLEN.PLATT@WOLTERSKLUWER.COM

SWEPCO STORM RECOVERY FUNDING LLC

It has been a pleasure to approve and place on file your Amendment. The appropriate evidence is attached for your files.

Payment of the filing fee is acknowledged by this letter.

In addition to email and text notifications, business owners now have the option to enroll in our secured business filings (SBF) service. This service is available online, at no charge, by filing a notarized affidavit. Upon enrollment, an amendment cannot be made to your entity without approval using your personal identification number. This is another way to protect your business from fraud and identity theft.

Please note that as of January 1, 2018, business owners in the following parishes will be required to file all available business documents online through geauxBIZ: Ascension, Bossier, Caddo, Calcasieu, East Baton Rouge, Jefferson, Lafayette, Livingston, Orleans, Ouachita, Rapides, St. Tammany, Tangipahoa and Terrebonne.

Online filing options are available if changes are necessary to your registration or if you need to file an annual report. Please visit our website at GeauxBiz.com for your future business needs.

Sincerely,

The Commercial Division

BS

Rev 09/09

Mailing Address: P. O. Box 94125, Baton Rouge, LA 70804-9125

Office Location: 8585 Archives Ave., Baton Rouge, LA 70809

Web Site Address: www.sos.la.gov

Nancy Landry SECRETARY OF STATE	State of Louisiana Secretary of State	COMMERCIAL DIVISION 225.925.4704

October 30, 2024		Administrative Services 225.932.5317 Fax Corporations 225.932.5314 Fax Uniform Commercial Code 225.932.5318 Fax

The attached document of SWEPCO STORM RECOVERY FUNDING LLC was received and filed on October 30, 2024.

BS 46094742K

Rev 09/09

Mailing Address: P. O. Box 94125, Baton Rouge, LA 70804-9125

Office Location: 8585 Archives Ave., Baton Rouge, LA 70809

Web Site Address: www.sos.la.gov

ARTICLES OF AMENDMENT

OF A LIMITED LIABILITY COMPANY

Pursuant to Louisiana R.S. 12:1309, the undersigned submits the following Articles of Amendment:

1 The name of the limited liability company is: SWEPCO Storm Recovery Funding LLC.

2. The amendment to its articles of organization is as follows:

The company is manager-managed.

3. The date and manner of adoption of the amendment are:

The date of this amendment is October 29, 2024 and the manner of adoption is by the sole member consenting to change of the articles.

Dated October 29, 2024 at 1 Riverside Plaza, Columbus, Ohio 43215.

SWEPCO Storm Recovery Funding LLC
Name of Entity

By :	/s/ Julie A. Sherwood
Julie A. Sherwood
Print Name

Treasurer, Southwestern Electric Power Company, the Sole Member
Title

STATE OF OHIO	)
	)	SS:
COUNTY OF FRANKLIN	)

I. Sarah Smithhisler     , a Notary Public, do hereby certify that on the 29th day of ____ October____,__2024___, personally appeared before me__Julie A. Sherwood , and, being first duly sworn by me acknowledged that she signed the foregoing document in the capacity therein set forth and declared that the statements therein contained are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year before written.

By:	/s/ Sarah Smithhisler

Notary Public

My Commission expires on: April 29, 2029

(Notary Seal)